Exhibit 4.2

Execution Copy

CADBURY SCHWEPPES US FINANCE LLC,
as Issuer

CADBURY SCHWEPPES PUBLIC LIMITED COMPANY,
as Guarantor

CADBURY SCHWEPPES FINANCE P.L.C.,
as Subsidiary Guarantor

to

JPMORGAN CHASE BANK
as Trustee, Security Registrar, Paying Agent and Transfer Agent
and as London Paying Agent and Transfer Agent

_____________________

FIRST SUPPLEMENTAL INDENTURE

Dated as of September 29, 2003
_____________________

Supplementing the Trust Indenture

Dated as of September 29, 2003
____________________

$1,000,000,000 3.875% Guaranteed Senior Notes due 2008
$1,000,000,000 5.125% Guaranteed Senior Notes due 2013

     FIRST SUPPLEMENTAL INDENTURE, dated as of September 29, 2003, among CADBURY SCHWEPPES US FINANCE LLC, a Delaware limited liability company (the “Issuer” or the “Company”), having its principal executive office located at 5301 Legacy Drive, Plano, Texas 75024, USA, CADBURY SCHWEPPES public limited company (the “Guarantor”), incorporated and existing under the laws of England and Wales having its registered office at 25 Berkeley Square, London W1J 6HB, CADBURY SCHWEPPES FINANCE p.l.c., incorporated and existing under the laws of England and Wales having its registered office at 25 Berkeley Square, London W1J 6HB (the “Subsidiary Guarantor” and together with the Guarantor, the “Guarantors”), JPMorgan Chase Bank, a New York banking corporation, as trustee (the “Trustee”), security registrar (the “Security Registrar”), paying agent (the “Paying Agent”) and transfer agent (the “Transfer Agent”) and as London paying agent and transfer agent (the “London Paying Agent and Transfer Agent”), having its Corporate Trust Office located at 4 New York Plaza, 15th Floor, New York, New York 10004, USA and in its capacity as London Paying Agent and Transfer Agent, having its office located at Trinity Tower, 7th Floor, 9 Thomas More Street, London E1W 1YT;

     WHEREAS, the Company and the Guarantors have heretofore executed and delivered to the Trustee an Indenture dated as of the date hereof (the “Original Indenture” and, together with this First Supplemental Indenture, the “Indenture”) providing for the issuance by the Company from time to time of its senior debt securities to be issued in one or more series (in the Original Indenture and herein called the “Securities”);

     WHEREAS, the Company and the Guarantors, in the exercise of the power and authority conferred upon and reserved to them under the provisions of the Original Indenture and pursuant to appropriate resolutions of the Board of Directors, have duly determined to make, execute and deliver to the Trustee this First Supplemental Indenture to the Original Indenture in order to establish the form and terms of, and to provide for the creation and issue of, two series of Securities designated as the “3.875% Guaranteed Senior Notes due 2008” and the “5.125% Guaranteed Senior Notes due 2013” under the Original Indenture in the aggregate principal amount of $1,000,000,000 and $1,000,000,000, respectively, subject to Section 2.02 hereof;

     WHEREAS, Section 9.01 of the Original Indenture provides, among other things, that the Company and the Guarantors, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, without the consent of any Holders, may enter into an indenture supplemental to the Original Indenture to establish the terms of Securities of any series as permitted by Sections 2.01 and 3.01 of the Original Indenture; and

     WHEREAS, all things necessary to make the Securities, when executed by the Company and the Guarantors and authenticated and delivered by the Trustee or any Authenticating Agent and issued upon the terms and subject to the conditions set forth hereinafter and in the Indenture against payment therefor, the valid, binding and legal obligations of the Company and the Guarantors and to make this First Supplemental Indenture a valid, binding and legal agreement of the Company and the Guarantors, have been done;

     NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH that, in order to establish the terms of the series of Securities designated as the “3.875% Guaranteed Senior Notes due 2008” and the “5.125% Guaranteed Senior Notes due 2013” and for and in consideration of the premises and of the covenants contained in the Original Indenture and in this First Supplemental Indenture and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed as follows:

ARTICLE ONE

Definitions and Other Provisions of General Application

Section 1.01. Definitions.

     Each capitalized term that is used herein and is defined in the Original Indenture shall have the meaning specified in the Original Indenture unless such term is otherwise defined herein.

     “Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of DTC, Euroclear or Clearstream Banking, as the case may be, that apply to such transfer or exchange.

     “Clearstream Banking” shall mean Clearstream Banking, société anonyme (formerly Cedelbank) or any successor.

     “Comparable Treasury Issue” means, with respect to any Redemption Date for any Notes of a series being redeemed, the United States Treasury security selected by an Independent Investment Banker as having the maturity comparable to the remaining term of the Notes of such series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

     “Comparable Treasury Price” means, with respect to any Redemption Date for any of the Notes of a series being redeemed:

     (i) the average of four Reference Treasury Dealer Quotations for the Redemption Date, after excluding the highest and lowest of those Reference Treasury Dealer Quotations, or

     (ii) if the calculation agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained.

     “Depositary” shall mean DTC or its nominee, or any other depositary appointed by the Company, provided however, that such depositary shall have an address in the Borough of Manhattan, in The City of New York.

     “DTC” shall mean The Depository Trust Company.

     “Euroclear” shall mean Euroclear Bank S.A./N.V., as operator of the Euroclear System or any successor.

     “Global Securities” or “Global Security” shall have the meaning assigned to it in Section 2.03 hereof.

     “Independent Investment Banker” means one of the Reference Treasury Dealers selected by the Company.

     “Interest Payment Date” shall have the meaning assigned to it in Section 2.05 hereof.

     “Notes” shall mean the 2008 Notes and the 2013 Notes.

     “Redemption Date” shall mean the date fixed for the redemption of the Notes in accordance with their terms.

     “Redemption Price” shall mean, an amount, for a series of Notes, equal to the greater of:

       (1)     100% of the principal amount of the Notes of such series being redeemed; or

       (2)     as determined by the calculation agent, the sum of the present values of the remaining principal and interest on the Notes of such series being redeemed not including any portion of such payment of interest accrued on the Redemption Date, from the Redemption Date to Maturity, discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, in the case of the 2008 Notes, and 25 basis points in the case of the 2013 Notes, plus any accrued and unpaid interest to (but excluding) the Redemption Date and Additional Amounts, if any. In connection with any Optional Redemption, the Company shall appoint the Trustee or such other Person eligible to serve as trustee to be the calculation agent, if required.

     “Reference Treasury Dealer” means Deutsche Bank Securities Inc., Banc of America Securities LLC, J.P. Morgan Securities Inc. and two additional primary US Government securities dealers in New York City selected by the Trustee in consultation with the Company. If any Reference Treasury Dealer ceases to be a primary U.S. government securities dealer, the Trustee, in consultation with the Company, will substitute another primary U.S. government securities dealer in New York City for that dealer.

     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the calculation agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted to the calculation agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding the Redemption Date.

     “Regulation S” shall mean Regulation S under the Securities Act.

     “Regulation S Securities” shall have the meaning assigned to it in Section 2.12(c) hereof.

     “Remaining Scheduled Payments” shall mean, with respect to the Notes, the remaining scheduled payments of principal thereof and interest thereon that would be due after the related Redemption Date but for such redemption.

     “Restricted Period” shall have the meaning assigned to it in Section 2.06 hereof.

     “Rule 144A” shall mean Rule 144A under the Securities Act.

     “Rule 144A Securities” shall have the meaning assigned to it in Section 2.12(b) hereof.

     “Securities” shall mean the Notes.

     “Securities Act” shall mean the United States Securities Act of 1933, as amended.

     “Treasury Rate” means, with respect to any Redemption Date for Optional Redemption:

     (a) the yield for the maturity corresponding to the Comparable Treasury Issue under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United

States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” provided, that if no maturity is within three months before or after the Stated Maturity for the principal of the Notes of the series being redeemed the yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or

     (b) if the release referred to in (a) (or any successor release) is not published during the week preceding the calculation date or does not contain the yields referred to above, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date, as calculated on the third Business Day preceding the Redemption Date.

     “2008 Notes” shall mean the Company’s 3.875% Guaranteed Senior Notes due 2008.

     “2013 Notes” shall mean the Company’s 5.125% Guaranteed Senior Notes due 2013.

Section 1.02. Section References.

     Each reference to a particular Section set forth in this First Supplemental Indenture shall, unless the context otherwise requires, refer to this First Supplemental Indenture.

ARTICLE TWO Title and Terms of the Securities

Section 2.01. Title of the Securities.

     The title of the Securities of each series established hereby are the “3.875% Guaranteed Senior Notes due 2008” and the “5.125% Guaranteed Senior Notes due 2013”.

Section 2.02. Amount and Denominations.

     The aggregate principal amount of the 2008 Notes which may be authenticated and delivered under this First Supplemental Indenture is limited to U.S.$1,000,000,000 and the aggregate principal amount of the 2013 Notes which may be authenticated and delivered under this First Supplemental Indenture is limited to U.S.$1,000,000,000 in each case, except for Securities of each such series authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Securities of the same series pursuant to Section 3.05, 3.06, 9.04 or 11.07 of the Original Indenture; provided, however, that either series of Notes may be reopened, from time to time without the consent of the Holders thereof, for issuance of additional Securities of the same series and having the same terms and conditions as the Securities of that series other than the issue price and original issue date.

Section 2.03. Registered Securities.

     The certificates for the Notes shall be Registered Securities in global form and shall be in substantially the forms attached hereto as Exhibits A-1, A-2, B-1 and B-2 (collectively, the “Global Securities,” each a “Global Security”), and shall bear the legends as are inscribed thereon.

Section 2.04. Stated Maturity.

     The Stated Maturity of the Notes on which the principal thereof is due and payable shall be October 1, 2008 for the 2008 Notes and October 1, 2013 for the 2013 Notes.

Section 2.05. Interest.

     (1)     The 2008 Notes shall bear interest from the later of September 29, 2003 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, payable semi-annually on April 1 and October 1 of each year, commencing April 1, 2004 to the Persons in whose names the 2008 Notes (or one or more Predecessor Securities) are registered at the close of business on the fifteenth calendar day immediately preceding such Interest Payment Date. Interest on the 2008 Notes will accrue at the rate of 3.875% per annum, until the principal thereof is paid or made available for payment.

     (2)     The 2013 Notes shall bear interest from the later of September 29, 2003 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, payable semi-annually on April 1 and October 1 of each year, commencing April 1, 2004 to the Persons in whose names the 2013 Notes (or one or more Predecessor Securities) are registered at the close of business on the fifteenth calendar day immediately preceding such Interest Payment Date. Interest on the 2013 Notes will accrue at the rate of 5.125% per annum, until the principal thereof is paid or made available for payment.

     Interest payable at Maturity will be payable to the person to whom principal is payable on that date. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. If any Interest Payment Date or the Maturity would otherwise be a day that is not a Business Day, the related payment of principal and interest of, and premium and Additional Amounts (if any) will be made on the next succeeding Business Day as if it were made on the date the payment was due, and no interest will accrue on the amounts so payable for the period from and after the Interest Payment Date or the Maturity, as the case may be, to the next succeeding Business Day.

Section 2.06. Registration, Transfer and Exchange.

     The principal of, premium, if any, interest, and Additional Amounts (if any) on the Notes shall be payable and the Notes may be surrendered or presented for payment, the Notes may be surrendered for registration of transfer or exchange, and notices and demands to or upon the Company in respect of the Notes and the Indenture may be served, at the office or agency of the Company maintained for such purposes in The City of New York, State of New York, and so long as any Notes are listed on the London Stock Exchange and the rules of the London Stock Exchange so require, a Paying Agent and a Transfer Agent with a specified office in London, from time to time; provided, however, that at the option of the Company payment of interest on either series may be made by check mailed to the address of the Persons entitled thereto, as such addresses shall appear in the Security Register.

     The Trustee, the Paying Agent, the Transfer Agent and the London Paying Agent and Transfer Agent shall keep copies of the Indenture available for inspection and copying by Holders of the Notes during normal business hours at their respective offices.

     Notwithstanding the foregoing, a Holder of $10 million or more in aggregate principal amount of certificated Notes of a series (if any) on a Regular Record Date shall be entitled to receive interest payments, if any, on any Interest Payment Date, other than an Interest Payment Date that is also the date of Maturity, by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the Trustee not less than 15 calendar days prior to the applicable Interest Payment Date. Any wire transfer instructions received by the Trustee will remain in effect until revoked by the Holder. Any interest not punctually paid or duly provided for on a certificated note on any interest payment date other than the Maturity will cease to be payable to the Holder of the Note as of the close of business on the related record date and may either be paid (1) to the person in whose name the certificated note is registered at the close of business on a special record date for the payment of the defaulted interest that is fixed by the Trustee, written notice of which will be given to the Holders of the Notes not less than 30 calendar days prior to the special record date, or (2) at any time in any other lawful manner.

     Rule 144A Security to Regulation S Security. Prior to the expiration of the “40-day distribution compliance period” (within the meaning of Rule 903(b)(2) of Regulation S) (the “Restricted Period”), if a holder of a beneficial interest in a Rule 144A Security deposited with the Depositary wishes at any time to exchange all or a portion of its beneficial interest in such Rule 144A Security, for a beneficial interest in the Regulation S Security, or to transfer all or a portion of its beneficial interest in such Rule 144A Security, to a Person who wishes to take delivery thereof in the form of a beneficial interest in such Regulation S Security, such holder may, subject to the rules and procedures of the Depositary and to the requirements set forth below, exchange or cause the exchange or transfer or cause the transfer of such interest for an equivalent beneficial interest in such Regulation S Security.

     Upon receipt by the Trustee, as transfer agent, at its office in The City of New York of (1) instructions given in accordance with the Depositary’s procedures from an agent member directing the Trustee to credit or cause to be credited a beneficial interest in the Regulation S Security in an amount equal to the beneficial interest in the Rule 144A Security to be exchanged or transferred, (2) a written order given in accordance with the Depositary’s procedures containing information regarding the account to be credited with such increase and the name of such account and (3) a certificate substantially in the form of Exhibit C hereto given by the holder of such beneficial interest, the Trustee, as transfer agent, shall instruct the Depositary, its nominee, or the custodian for the Depositary, as the case may be, to reduce or reflect on its records a reduction of the Rule 144A Security by the aggregate principal amount of the beneficial interest in such Rule 144A Security to be so exchanged or transferred and the Trustee, as transfer agent, shall instruct the Depositary, its nominee, or the custodian for the Depositary, as the case may be, concurrently with such reduction, to increase or reflect on its records an increase of the principal amount of such Regulation S Security by the aggregate principal amount of the beneficial interest in such Rule 144A Security to be so exchanged or transferred, and to credit or cause to be credited to the account of the Person specified in such instructions (who shall be the agent member of Euroclear or Clearstream Banking, or both, as the case may be) a beneficial interest in such Regulation S Security equal to the reduction in the principal amount of such Rule 144A Security.

     After the expiration of the Restricted Period, if a holder of a beneficial interest in the Rule 144A Security deposited with the Depositary wishes at any time to exchange all or a portion of its interest in such Rule 144A Security, for a beneficial interest in the Regulation S Security, or to transfer all or a portion of its interest in such Rule 144A Security to a Person who wishes to take delivery thereof in the form of a beneficial interest in such Regulation S Security, such holder may, subject to the rules and procedures of the Depositary and to the requirements set forth below, exchange or cause the exchange or transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in such Regulation S Security.

     Upon receipt by the Trustee, as transfer agent, at its office in The City of New York of (1) instructions given in accordance with the Depositary’s procedures from an agent member directing the Trustee to credit or cause to be credited a beneficial interest in the Regulation S Security in an amount equal to the beneficial interest in the Rule 144A Security to be exchanged or transferred, (2) a written order given in accordance with the Depositary’s procedures containing information regarding the account to be credited with such increase and (3) a certificate substantially in the form of Exhibit D hereto given by the holder of such beneficial interest, the Trustee, as transfer agent, shall instruct the Depositary, its nominee, or the custodian for the Depositary, as the case may be, to reduce or reflect on its records a reduction of the Rule 144A Security by the aggregate principal amount of the beneficial interest in such Rule 144A Security to be so exchanged or transferred and the Trustee, as transfer agent, shall instruct the Depositary, its nominee, or the custodian for the Depositary, as the case may be, concurrently with such reduction, to increase or reflect on its records an increase of the principal amount of such Regulation S Security by the aggregate principal amount of the beneficial interest in such Rule 144A Security to be so exchanged or transferred, and to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in such Regulation S Security equal to the reduction in the principal amount of such Rule 144A Security.

     Regulation S Security to Rule 144A Security. If a holder of a beneficial interest in the Regulation S Security which is deposited with the Depositary wishes at any time to exchange its interest for a beneficial interest in the Rule 144A Security, or to transfer its beneficial interest in such Regulation S Security to a Person who wishes to take delivery thereof in the form of a beneficial interest in such Rule 144A Security, such holder may, subject to the rules and procedures of Euroclear or Clearstream Banking or the Depositary, as the case may be, and to the requirements set forth in the following sentence, exchange or cause the exchange or transfer or cause the transfer of such interest for an equivalent beneficial interest in such Rule 144A Security.

     Upon receipt by the Trustee, as transfer agent, at its offices in The City of New York of (1) instructions from Euroclear or Clearstream Banking or the Depositary, as the case may be, directing the Trustee, as transfer agent, to credit or cause to be credited a beneficial interest in the Rule 144A Security in an amount equal to the beneficial interest in the Regulation S Security to be exchanged or transferred, such instructions to contain information regarding the agent member’s account with the Depositary to be credited with such increase, and (2) with respect to an exchange or transfer of a beneficial interest in the Regulation S Security for a beneficial interest in the Rule 144A Security, a certificate substantially in the form of Exhibit E hereto given by the holder of such beneficial interest, the Trustee, as transfer agent, shall instruct the Depositary, its nominee, or the custodian for the Depositary, as the case may be, to reduce or reflect on its records a reduction of the Regulation S Security, as the case may be, by the aggregate principal amount of the beneficial interest in such Regulation S Security to be exchanged or transferred, and the Trustee, as transfer agent, shall instruct the Depositary, its nominee, or the custodian for the Depositary, as the case may be, concurrently with such reduction, to increase or reflect on its records an increase of the principal amount of such Rule 144A Security by the aggregate principal amount of the beneficial interest in such Regulation S Security, as the case may be, to be so exchanged or transferred, and to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in such Rule 144A Security equal to the reduction in the principal amount of such Regulation S Security, as the case may be.

Section 2.07. Redemption of the Securities.

     Each of the 2008 Notes and the 2013 Notes shall be redeemable by the Company in whole or in part at any time or from time to time at the Redemption Price and otherwise in accordance with Article Eleven of the Original Indenture (an “Optional Redemption”). The Notes shall also be redeemable pursuant to Section 10.08 of the Original Indenture and to the extent not inconsistent therewith, in accordance with Article Eleven of the Original Indenture.

Section 2.08. Denominations.

     Interests in the Notes shall be in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Section 2.09. Currency.

     The interest, premium, if any, Additional Amounts, if any, and principal on the Notes shall be payable only in dollars.

Section 2.10. Applicability of Certain Indenture Provisions.

     All Sections of the Original Indenture shall apply to the Notes, except for Article Twelve.

Section 2.11. Security Registrar, Paying Agent and Transfer Agent.

     The Company hereby appoints JPMorgan Chase Bank to act as a Security Registrar and the initial Paying Agent and initial Transfer Agent for the Notes, at its office at 4 New York Plaza, 15th Floor, New York, New York 10004, USA, and to act as the initial London Paying Agent and Transfer Agent for the Notes, at its office at Trinity Tower, 7th Floor, 9 Thomas More Street, London E1W 1YT (subject to the Company’s right (subject to Section 10.02 of the Original Indenture) to remove JPMorgan Chase Bank as such Paying Agent and/or Transfer Agent and/or London Paying Agent and Transfer Agent with respect to each series and/or, from time to time, to designate one or more co-registrars and one or more other Paying Agents and Transfer Agents and/or London Paying Agent and Transfer Agent and to rescind from time to time any such designations), and The City of New York and the City of London is designated as a Place of Payment for the Notes. The Company, the Guarantor and the Subsidiary Guarantor shall maintain a paying and transfer agent in London for so long as any Notes are listed on the London Stock Exchange.

     The Paying Agent and Transfer Agent and the London Paying Agent and Transfer Agent, each by their execution hereof, hereby accepts such appointment. The Paying Agent and Transfer Agent and the London Paying Agent and Transfer Agent agree that the provisions of Section 10.03 of the Original Indenture shall be binding on each of them as Paying Agent and Transfer Agent and London Paying Agent and Transfer Agent.

Section 2.12. Global Securities.

(a) Form of Securities. The Notes may be issued in whole or in part in the form of one or more Global Securities in fully registered form. No Notes will be issued in bearer form. The initial Depositary for the Global Securities of each series shall be DTC, and the depositary arrangements shall be those employed by whoever shall be the Depositary with respect to the Notes from time to time. The text of the Guarantees shall be endorsed on the Notes in substantially the form set forth in Section 2.12(d).

(b) Rule 144A Securities. The 2008 Notes and the 2013 Notes initially offered and sold in reliance on Rule 144A to QIBs shall be issued in the form of permanent Global Securities in definitive, fully registered form, without interest coupons, substantially in the form of Exhibits A-1 and B-1, respectively (the “Rule 144A Securities”). The Rule 144A Securities shall be deposited on behalf of the purchasers of the Notes represented thereby with the custodian for the Depositary, and registered in the name of a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as provided in the Original Indenture. The aggregate principal amount of the Rule 144A Securities may from time to time be increased or decreased by adjustments made on the records of the custodian for the Depositary or its nominee, as the case may be.

(c) Regulation S Securities. The 2008 Notes and the 2013 Notes offered and sold in reliance on Regulation S shall be issued in the form of Global Securities in definitive, fully registered form, without interest coupons, substantially in the form of Exhibits A-2 and B-2, respectively (the “Regulation

S Securities”). The Regulation S Securities shall be deposited on behalf of the purchasers of the Notes represented thereby with the custodian for the Depositary, and registered in the name of a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as provided herein, for credit to such accounts as they may direct. Interests in a Regulation S Security may be held by a participant in the DTC book-entry system (Euroclear, Clearstream Banking or otherwise). During the Restricted Period, interests in a Regulation S Security may be exchanged for interests in a Rule 144A Security. The aggregate principal amount of the Regulation S Security may from time to time be increased or decreased by adjustments made on the records of the custodian for the Depositary or the Depositary or its nominee, as the case may be, as provided herein.

     Each Global Security authenticated under this Indenture shall be registered in the name of the Depositary or a nominee thereof and delivered to such Depositary or a nominee thereof or custodian therefor, and each such Global Security shall constitute a single Security for all purposes of this Indenture.

     Notwithstanding any other provision in this Indenture or the Securities, no Global Security may be exchanged, in whole or in part for certificated Notes, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person, other than the Depositary or a nominee thereof unless (A) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for such Global Security or (B) the Depositary has ceased to be a clearing agency registered under the Exchange Act, or (C) there shall have occurred and be continuing an Event of Default with respect to such Global Security or (D) the Company in its sole discretion determines that the Global Securities (in whole not in part) should be exchanged for certificated Notes and delivers a written notice to such effect to the Trustee; provided, however, that interests in the Regulation S Security will not be exchangeable for certificated Notes until expiration of the Restricted Period and receipt of certification of non-U.S. beneficial ownership. Any Global Security exchanged pursuant to Clause (A) or (B) above shall be so exchanged in whole and not in part and any Global Security exchanged pursuant to Clause (C) above may be exchanged in whole or from time to time in part in the manner directed by the Depositary. In the event of the occurrence of any of the events specified in this paragraph, the Company will promptly make available to the Trustee a reasonable supply of certificated Notes in definitive, fully registered form, without interest coupons.

     Upon any exchange, the certificated Notes shall be issued in definitive, fully-registered form, without interest coupons, shall have an aggregate principal amount equal to that of such Global Security or portion thereof to be so exchanged, shall be registered in such names and be in such denominations as the Depositary shall designate and shall bear any legends required hereunder. Any Global Security to be exchanged in whole shall be surrendered by the Depositary to the Trustee, as Security Registrar. With regard to any Global Security to be exchanged in part, either such Global Security shall be so surrendered for exchange or, if the Trustee is acting as custodian for the Depositary or its nominee with respect to such Global Security, the principal thereof shall be reduced, by an amount equal to the portion thereof to be so exchanged, by means of any appropriate adjustment made on the records of the Trustee. Upon any such surrender or adjustment, the Trustee shall authenticate and deliver the Security issuable on such exchange to or upon the order of the Depositary or an authorized representative thereof.

     The provisions of the “Operating Procedures of the Euroclear System” and the “Terms and Conditions Governing Use of Euroclear” and the “Management Regulations” and “Instructions to Participants” of Clearstream Banking, respectively, shall be applicable to any Global Security insofar as interests in such Global Security are held by the agent members of Euroclear or Clearstream Banking. Account holders or participants in Euroclear and Clearstream Banking shall have no rights under the Indenture with respect to such Global Security, and the Depositary or its nominee may be treated by the Company, the Trustee, and any agent of the Company or the Trustee as the owner of such Global Security for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee, or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between DTC and its participants, the operation of customary practices governing the exercise of the rights of a Holder of any Security.

     (d)     Text of Guarantees.     The text of the Guarantees shall be endorsed on the Notes in substantially the form set forth below. When the Notes on which the text of the Guarantees is endorsed are executed, authenticated and delivered pursuant to the provisions of Section 3.01 of the Original Indenture, the Guarantees shall bind each of the Guarantor and the Subsidiary Guarantor.

Text of the Guarantees of the Guarantor and the Subsidiary Guarantor

     Each of CADBURY SCHWEPPES public limited company, incorporated and existing under the laws of England and Wales having its registered office at 25 Berkeley Square, London W1J 6HB (the “Guarantor”) and CADBURY SCHWEPPES FINANCE p.l.c., incorporated and existing under the laws of England and Wales having its registered office at 25 Berkeley Square, London W1J 6HB (the “Subsidiary Guarantor”, and together with the Guarantor, the “Guarantors”) hereby, jointly and severally, irrevocably, fully and unconditionally, guarantees (the “Guarantee” or “Guarantees”) to each Holder of a Note upon which this Guarantee is endorsed (pursuant to the Indenture referred to in the Note to which this Guarantee is endorsed), authenticated and delivered by JPMorgan Chase Bank, a New York banking corporation having its Corporate Trust Office located at 4 New York Plaza, 15th Floor, New York, New York 10004, USA (the “Trustee”) for value received in connection with such Security, and to the Trustee on behalf of each such Holder, the due and punctual payment of the principal of, premium, if any, interest on, and any Additional Amounts with respect to such Note and the due and punctual payment of the sinking fund payments (if any) provided for pursuant to the terms of such Note, when and as the same shall become due and payable (subject to any period of grace provided with respect thereto), whether at the Stated Maturity, by declaration of acceleration, redemption, repayment or otherwise, in accordance with the terms of such Note and of this Indenture. In case of the failure of CADBURY SCHWEPPES US FINANCE LLC, a Delaware limited liability company having its principal executive office located at 5301 Legacy Drive, Plano, Texas 75024, USA (the “Company”) punctually to pay any such principal, premium, interest, Additional Amounts or sinking fund payment, the Guarantor and the Subsidiary Guarantor hereby, jointly and severally, agree to cause any such payment to be made punctually when and as the same shall become due and payable, whether at the Stated Maturity, upon declaration of acceleration, redemption, repayment or otherwise, and as if such payment were made by the Company. The aforesaid Guarantees are of payment and not of collection.

     The Guarantor's and the Subsidiary Guarantor’s obligations hereunder shall rank at least pari passu with all other unsecured and unsubordinated obligations of the Guarantor and the Subsidiary Guarantor, as the case may be (other than any obligations preferred by statute or by operation of law), from time to time outstanding.

     Each of the Guarantor and the Subsidiary Guarantor hereby agrees that its obligations hereunder shall be as principal and not merely as surety, and shall be absolute, full, irrevocable and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of any Securities or this Indenture, any failure to enforce the provisions of any Securities or this Indenture, or any waiver, modification, consent or indulgence granted with respect thereto by the Holder of such Securities or the Trustee, the recovery of any judgment against the Company or any action to enforce the same, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or guarantor. Each of the Guarantor and the Subsidiary Guarantor hereby waive diligence, presentment, demand of payment, filing of claims with a court in the event of merger, insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest or notice with respect to any such Securities or the Indebtedness evidenced thereby and all demands whatsoever, and covenants that the Guarantees will not be discharged except by payment in full of the principal of, any premium and interest on, and any Additional Amounts and sinking fund payments required with respect to, the Securities and the complete performance of all other obligations contained in the Securities. Each of the Guarantor and the Subsidiary Guarantor further agrees, to the fullest extent that it lawfully may do so, that as between the Guarantor or the Subsidiary Guarantor, as the case may be, on the one hand, and the Holders and the Trustee, on the other hand, the Stated Maturity of the obligations guaranteed hereby may be accelerated as provided in Section 5.01(a) of the Original Indenture for the purposes of the Guarantees, notwithstanding any stay, injunction or prohibition extant under any bankruptcy, insolvency, reorganization or other similar law of any jurisdiction preventing such acceleration in respect of the obligations guaranteed hereby.

     The Guarantees shall continue to be effective or be reinstated, as the case may be, if at any time payment on any Securities, in whole or in part, is rescinded or must otherwise be restored to the Company, the Guarantor or the Subsidiary Guarantor upon the bankruptcy, liquidation or reorganization of the Company or otherwise.

     The Guarantor and the Subsidiary Guarantor shall be subrogated to all rights of the Holder of any Securities against the Company in respect of any amounts paid to such Holder by the Guarantor or the Subsidiary Guarantor, as the case may be, pursuant to the provisions of the Guarantees; provided, however, that the Guarantor or the Subsidiary Guarantor, as the case may be, shall not, without the consent of the holders of all the Securities then Outstanding, be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until the principal of, any premium and interest on, and any Additional Amounts and sinking fund payments required with respect to, all Securities shall have been paid in full.

     If any deduction or withholding for any present or future United Kingdom Tax or a United States Tax shall at any time be required in respect of any amounts to be paid by the Guarantor or the Subsidiary Guarantor pursuant to the terms of the Guarantees, the Guarantor or the Subsidiary Guarantor may deduct or withhold in respect of such amounts and will pay as additional interest to the Holder such Additional Amounts as may be necessary in order that the net amounts paid to such Holder pursuant to the terms of the Guarantees, after such deduction or withholding, shall be not less than such amounts as would have been received by the Holder had no such withholding or deduction been required; provided, however, that (a) amounts with respect to United Kingdom Tax shall be payable only to Holders that are not resident in the United Kingdom for purposes of its tax, and (b) amounts with respect to United States Tax shall be payable only to a Holder that is, for United States tax purposes, a United States Alien, and provided further, that neither the Guarantor nor the Subsidiary Guarantor shall be required to make any payment of Additional Amounts for or on account of:

(a) any tax, assessment or other governmental charge which would not have been imposed but for the existence of any present or former connection between such Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder, if such Holder is an estate, trust, partnership or corporation) and the United Kingdom or the United States (in the case of a United Kingdom Tax or a United States Tax, respectively), or any political subdivision or territory or possession thereof or therein or area subject to its jurisdiction, including, without limitation, such Holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or treated as a resident thereof or there having been present or engaged in trade or business therein or having or having had a permanent establishment therein;

(b) any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

(c) any tax, assessment or other governmental charge which is payable other than by withholding from payments of (or in respect of) principal of, premium, if any or any interest on, the Notes;

(d) with respect to any United States Tax, any such tax imposed by reason of the past or present status of a Holder or beneficial owner as a personal holding company, foreign personal holding company or foreign private foundation or similar tax-exempt organization with respect to the United States or as a corporation which accumulates earnings to avoid United States Federal income tax;

(e) with respect to any United States Tax, any such Tax imposed by reason of the past or present status of a Holder or beneficial owner as (i) the actual or constructive owner of 10% or more of the total combined voting power of all equity interests of Cadbury Schweppes Holdings (U.S.) or any of its subsidiaries, the Company, the Guarantor or the Subsidiary Guarantor, as the case may be, or (ii) a controlled foreign corporation, within the meaning of Section 957(a) of the Code, that is related to Cadbury Schweppes Holdings (U.S.) or any of its subsidiaries, the Company, the Guarantor or the Subsidiary Guarantor, as the case may be, through equity ownership;

(f) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal, premium, if any, or any interest on, any Note, if such payment can be made without such withholding by any other paying agent;

(g) any tax, assessment or other governmental charge which would not have been imposed or withheld if such Holder or beneficial owner had made a declaration of nonresidence or other similar claim for exemption or present any applicable form or certificate, upon the making or presentation of which that Holder or beneficial owner would either have been able to avoid such tax, assessment or charge or to obtain a refund of such tax, assessment or charge, including, with respect to any United States Tax, certification or documentation to the effect that such Holder or beneficial owner is a United States Alien and lacks other connections with the United States;

(h) any tax, assessment or other governmental charge which would not have been imposed but for the presentation of a Note (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later;

(i) any tax, assessment or other governmental charge arising in relation to a Note which has been refunded by any tax authority to a Holder in accordance with the terms of an applicable double taxation treaty;

(j) any withholding or deduction where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, European Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26 and 27, 2000; or

(k) any combination of items (a), (b), (c), (d), (e), (f), (g), (h), (i) and (j) above;

nor shall Additional Amounts be paid with respect to any payment of the principal of, premium, if any, or any interest on any Note to any such Holder who is a fiduciary or a partnership or a beneficial owner who is other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to such Additional Amounts had it been the Holder of the Note.

     Any term or provision of this Guarantee or any other document to the contrary notwithstanding, the aggregate maximum amount of the guaranteed obligations for which the Subsidiary Guarantor shall be liable shall not exceed the maximum amount for which the Subsidiary Guarantor can be liable without rendering the Guarantee or any other document, as it relates to the Subsidiary Guarantor voidable under applicable law relating to fraudulent conveyance or fraudulent transfer.

     The Guarantees shall not be valid or obligatory for any purpose until the certificate of authentication of such Note shall have been manually executed by or on behalf of the Trustee under such Indenture.

     All terms used in this Guarantee which are defined in such Indenture shall have the meanings assigned to them in such Indenture.

     The Guarantees shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

     Executed and dated the date of the face hereof.

CADBURY SCHWEPPES PUBLIC LIMITED COMPANY, as Guarantor

By:	_____________________________

Name:
Title:

CADBURY SCHWEPPES FINANCE P.L.C., as Subsidiary Guarantor

By:	_____________________________

Name:
Title:

Section 2.13. Sinking Fund.

     The Notes shall not be subject to any sinking fund or similar provision and shall not be redeemable at the option of the Holder thereof.

Section 2.14. Conversion; Exchange.

     The Notes shall not be convertible into other securities of the Issuer, the Guarantor or the Subsidiary Guarantor.

Section 2.15. Amendments. This Supplemental Indenture may be amended by the Company without the consent of any Holder of the Notes in order for the restrictions on transfer contained herein to be in compliance with applicable law or the Applicable Procedures.

Section 2.16. Applicable Procedures. Notwithstanding anything else herein, the Company shall not be required to permit a transfer to a Global Note that is not permitted by the Applicable Procedures.

ARTICLE Three Miscellaneous Provisions

     The Trustee makes no undertaking or representations in respect of, and shall not be responsible in any manner whatsoever for and in respect of, the validity or sufficiency of this First Supplemental Indenture or the proper authorization or the due execution hereof by the Company or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.

     Except as expressly amended hereby, the Original Indenture shall continue in full force and effect in accordance with the provisions thereof and the Original Indenture is in all respects hereby ratified and confirmed. This First Supplemental Indenture and all its provisions shall be deemed a part of the Original Indenture in the manner and to the extent herein and therein provided.

     This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

     This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

CADBURY SCHWEPPES US FINANCE LLC, as Issuer

By:	_____________________________

Name:
Title:

CADBURY SCHWEPPES PUBLIC LIMITED COMPANY, as Guarantor

By:	_____________________________

Name:
Title:

CADBURY SCHWEPPES FINANCE P.L.C., as Subsidiary Guarantor

By:	_____________________________

Name:
Title:

JPMORGAN CHASE BANK, as Trustee, Security Registrar, Paying Agent and Transfer Agent and as London Paying Agent and Transfer Agent

By:	_____________________________

Name:
Title: